EXHIBIT 10.3

FSB Community Bankshares, Inc. and
Fairport Savings Bank
Executive Compensation Clawback Agreement

WHEREAS, FSB Community Bankshares, Inc. (the “Company”) and Fairport Savings Bank (the “Bank”) are required to recover from certain current and former executive officers any excess incentive-based compensation, including bonus compensation or equity compensation, that was paid to such executives on the basis of incorrect financial information, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”) and pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2012 (“Dodd-Frank”); and

WHEREAS, in addition to Section 304 of SOX and Section 954 of Dodd-Frank, the Company and the Bank wish to adopt their own compensation clawback rules for certain current and former executive officers of the Company and the Bank, as set forth herein; and

WHEREAS, Kevin Maroney (the “Executive”), who is currently Executive Vice President and Chief Financial Officer, understands and acknowledges that he/she can be held liable for certain conduct which is detrimental or potentially detrimental to the Bank pursuant to the terms herein,

NOW THEREFORE, it is hereby agreed, by and between the Bank and Executive, as follows:

1.
Executive is entitled to participate in the FSB Community Bankshares, Inc. Annual Incentive Plan (“Incentive Plan”).  The Incentive Plan provides that Executive shall be eligible to receive a percentage of his/her Base Salary upon the achievement of pre-determined targets.  A copy of the Incentive Plan and of the Executive’s specific Incentive Plan formula (including all targets) is attached hereto as Schedule “A”, as approved annually, and incorporated by reference herein.

2.
Executive understands and acknowledges that he/she shall not be entitled to receive any payments due under the Incentive Plan and/or may be required to repay any payments previously received under the Incentive Plan under the following conditions:

A.
Executive’s Incentive Plan payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of the Bank’s financial statements; and the Board determines that Executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and a lower payment would have been made to Executive based upon the restated financial results.

B.	The Board determines that Executive has engaged in fraud, gross negligence or willful misconduct which has resulted in, or could result in, detriment to the Bank.

3.
In the event that the Bank determines, in its sole discretion, that one of the conditions set forth in paragraphs 2(A) or 2(B) of this Agreement have occurred, the Bank shall notify Executive, in writing, of its determination.  Executive will have ten (10) days within which to respond to the Bank’s notice and request reconsideration of the Bank’s determination.  If Executive fails to request reconsideration and/or the Bank elects not to reconsider its decision, or upon reconsideration, the Bank does not change its prior determination, Executive shall be liable to the Bank for repayment of all Incentive Plan payments paid to Executive by the Bank within the preceding three (3) years or during the period of the conduct set forth in paragraphs 2(A) or 2(B) of this Agreement, whichever is longer. The Bank also reserves the right to offset any such liability against any compensation, severance benefits or any remuneration owed to Executive by the Bank, to the extent permitted by applicable law, and provided further, that if any such right to set off is treated as an impermissible acceleration of payment of any deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, then the Bank shall not exercise such set off rights with respect to such deferred compensation plans. In addition, Executive shall immediately become ineligible to receive any further Incentive Plan payments (regardless of whether the payments have been earned or accrued).

4.
Provided that the following repayment provisions do not result in an impermissible extension of credit to an officer of a publicly traded company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002, in the event that Executive must repay the Bank in compliance with Section 3 above, the parties agree that Executive must repay any amounts due within one (1) year from notification by the Bank of such repayment obligation.

5.
Notwithstanding the foregoing, to the extent not prohibited by applicable law (including, but not limited to, under Sections 302 and 402 of the Sarbanes-Oxley Act of 2002 and under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010), the Bank shall have full discretion to decline to seek recovery under this Agreement or to shorten the time period for recovery set forth in paragraph 3 above.  The exercise of any such discretion must be approved by a majority of the Board.

6.
Should any repayment obligations under this Agreement trigger income tax penalties to the Bank or Executive, Executive acknowledges and agrees that he/she shall be solely liable for the payment of any such taxes.

7.
This Agreement shall be construed according to the laws of the State of New York and any action arising herefrom shall be venued in the Monroe County Supreme Court or the United States District Court for the Western District of New York in Rochester, New York.

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8.
In the event that the Bank must engage in any legal action or proceeding in order to enforce the terms of this Agreement, Executive agrees that he/she shall be liable for payment of the Bank’s reasonable attorneys’ fees and costs.

9.
The parties agree and acknowledge that they both participated in the negotiation and drafting of this Agreement and therefore, if any provision herein is contested, there shall be no presumption in favor or against either party as the draftsperson.

10.
Executive and the Bank acknowledge and agree that they have each reviewed this Agreement with an attorney of their choosing and are entering into this Agreement voluntarily and with a complete understanding of its terms and obligations.

11.	Any Notices provided for under this Agreement shall be sent, via certified mail return receipt requested, to the following addresses:

BANK:	Fairport Savings Bank
45 South Main Street
Fairport, NY 14450

EXECUTIVE:	Kevin Maroney
22 Littlewood Lane E
Rochester, NY 14625

12.
If any provision of this Agreement is determined to be invalid or unenforceable by any Court or tribunal, the parties agree that such provision shall not affect the validity or enforceability of any other provision herein.

Fairport Savings Bank

Dated: March 28, 2012		/s/ Dana C. Gavenda
	By:	Dana C. Gavenda
	Its:	President and Chief Executive Officer

Executive

Dated: March 28, 2012	By:	/s/ Kevin D. Maroney

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FSB COMMUNITY BANKSHARES, INC.
ANNUAL INCENTIVE PLAN

This Annual Incentive Plan (the “Plan”) is adopted by FSB Community Bankshares, Inc. (the “Company”), effective as of January 1, 2012.

To encourage Eligible Employees to remain in the employ of the Company, the Company is willing to provide them with an annual cash bonus incentive whereby, every year that they are selected to participate in this Plan, they may receive a cash lump sum equal to a percentage of their base salary upon attainment of specified performance goals. The objective of this Plan is to align the interests of Eligible Employees with the interests of the Company to obtain superior financial results for the Company.

ARTICLE I
Definitions

Definitions. Whenever used in this Plan, the following words and phrases shall have the meanings specified:

1.1           “Award” means an annual bonus paid as a cash lump sum under the Plan.

1.2           “Base Salary” means the Participant’s base salary paid during each calendar year, excluding overtime, bonuses, any stock-based compensation (such as stock options or stock appreciation rights), reimbursements, etc.

1.3           “Committee” means the Compensation Committee of the Company’s Board of Directors.

1.4           “Eligible Employee” means employees of the Company or any affiliate who are selected by the Committee, in its sole discretion, to participate in this Plan.  Being selected to participate in this Plan for one Plan Year does not guarantee selection for participation in the Plan for any subsequent Plan Year.

1.5           “Plan Year” means the Company’s fiscal year, which is the calendar year.

1.6           “Participant” means an Eligible Employee who has been notified that he or she has been selected to participate in this Plan for the current Plan Year.

ARTICLE II
Annual Cash Bonuses

2.1           Bonus Award.

(a)           If the performance objectives defined by the Committee each year are accomplished, each Participant shall receive an Award under the Plan equal to a designated percentage of the Participant’s Base Salary, as determined each Plan Year by the Committee in its sole discretion.

(b)           Payment of the Award is contingent on the Participant’s performance level being “at expectation” in order to receive the payment. The Committee shall have the final authority to determine whether any Participant has satisfied the performance level requirement.

(c)           A Participant who is not employed as of the payout date for any Awards made for any Plan Year generally will not be paid the Award for that Plan Year, unless the Committee determines that such Participant should be paid all or a pro-rata portion of the Award for that Plan Year.  In the event a Participant dies while eligible for an Award under this Plan, the Committee shall determine whether all or any part of the Award earned for that Plan Year will be paid to the Participant’s estate.

(d)           If an Eligible Employee becomes a Participant at any time after the beginning of a Plan Year, the Award payable to that Participant shall be pro-rated, such that, the percentage of Base Salary that constitutes the Award for that Plan Year shall be multiplied by a fraction, where the numerator is the number of full calendar months that the individual was a Participant in the Plan and the denominator is 12.

2.2           Performance Objectives. Payment of Awards in any Plan Year is contingent upon the performance objectives specified by the Committee for any Participant being met by that Participant. The specific goals are determined annually by the Committee and are subject to change by the Committee, but generally include performance targets such as net income, mortgage originations, NIM, transaction account deposits/percentage of total deposits; asset quality, net NIE, investments percentage of total assets, controllable branch expenses, checking account growth, and other discretionary or qualitative measures.  Unless the Committee determines otherwise, if the performance objectives for a Plan Year are not satisfied, no Award shall be paid under the Plan for that Plan Year.

2.3           Annual Award and Accrual of Costs. The Committee will establish a targeted Award level for each Eligible Employee at the beginning of each Plan Year based on the stated performance objectives for that year. The Company will accrue the cost of this Award during the course of the year and adjust the accrual rate based on periodic review of the Company’s likelihood of achieving the performance objectives.

2.4           Time of Payout. No later than two and one half (2 ½) months after the close of the Plan Year, the Award will be paid to the Participant in a cash lump sum.  Awards under the Plan are intended to be exempt from Section 409A of the Internal Revenue Code under the “short term deferral rule” set forth in Treasury Regulations Section 1.409A-1(b)(4).

ARTICLE III
Amendments and Termination

3.1           Right to Amend or Terminate.  The Committee may amend or terminate this Plan at any time without the consent of any Participants.

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ARTICLE IV
Miscellaneous

4.1           Binding Effect. This Plan shall be binding on the Participants, the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

4.2           No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Participant. It also does not interfere with the Participant’s right to terminate employment at any time.

4.3           Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

4.4           Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of New York, except to the extent preempted by the laws of the United States of America.

4.5           Entire Agreement. This Plan constitutes the entire agreement between the Company and the Employee as to the subject matter hereof. No rights are granted to the Employee by virtue of this Plan other than those specifically set forth herein.

4.6           Administration. The Committee shall have powers which are necessary to administer this Plan, including but not limited to:

(a)           Interpreting the provisions of the Plan;

(b)           Establishing and revising the method of accounting for the Plan;

(c)           Maintaining a record of benefit payments; and

(d)           Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

IN WITNESS WHEREOF, the Company has executed this Plan on the date set forth below.

FSB COMMUNITY BANKSHARES, INC.

March 28, 2012	By:	/s/ Robert W. Sturn
Date		Chair, Compensation Committee

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EVP CFO - 2012

	Award as a Percent of Beginning Year Base salary at Various Performance Levels
Measure	Goal Weight	Below Threshold	Threshold	Target	Maximum	Target
Net Income	20%	0%	2.40%	3.00%	3.60%	10 bp ROA
Net NIE	15%	0%	1.80%	2.25%	2.70%	Budget
NIM	20%	0%	2.40%	3.00%	3.60%	Budget
Asset Quality	10%	0%	1.20%	1.50%	1.80%	(1)
Investments % of Total Assets	15%	0%	1.20%	1.50%	1.80%	28.1%
Discretionary/Qualitative	20%	0%	2.40%	3.00%	3.60%
Totals	100%	0%	12.00%	15.0%	18.00%

If the Bank's budgeted net income is not attained then awards are capped at the "Threshold" percentage reflected above.

(1)  FSB performance versus NYS peer group